Exhibit 99.1

NORTHSTAR REALTY FINANCE

ANNOUNCES SECOND QUARTER 2010 RESULTS

Second Quarter Highlights

•                  Second quarter 2010 AFFO per share of $0.41.

•                  NorthStar has $120 million available liquidity at June 30, 2010 including $109 million of unrestricted cash.

•                  Second quarter 2010 cash dividend of $0.10 per common share.

•                  NorthStar repaid bank debt reducing senior corporate recourse debt by 68%.

•                  NorthStar Real Estate Income Trust Inc., a NorthStar sponsored unlisted REIT with a $1.1 billion targeted equity raise, was declared effective by SEC in July.

•                  NorthStar in July acquired from CapitalSource Inc. a $1.1 billion commercial real estate loan CDO.

NEW YORK, NY, August 5, 2010 - NorthStar Realty Finance Corp. (NYSE: NRF) today announced its results for the quarter ended June 30, 2010.

Second Quarter 2010 Results

NorthStar reported adjusted funds from operations (“AFFO”) for the second quarter 2010 of $0.41 per share compared with $0.26 per share for the second quarter 2009.  AFFO for the second quarter 2010 was $33.8 million compared with $19.5 million for the second quarter 2009.  Net income to common stockholders for the second quarter 2010 was $32.0 million, or $0.42 per share, compared to a net loss of $(4.3) million, or $(0.06) per share for the second quarter 2009. Realized gains totaled $81.5 million for the second quarter 2010, compared to $23.3 million for the second quarter 2009. Second quarter 2010 net income includes $10.2 million of unrealized gains relating to non-cash mark-to-market adjustments, compared to $(1.9) million of unrealized losses relating to non-cash mark-to-market adjustments for the second quarter 2009.  The non-cash mark-to-market gains and losses are excluded from AFFO.

At June 30, 2010, diluted GAAP book value per common share was $15.73. For a reconciliation of net income to AFFO and calculations of return on average common book equity and diluted book value per common share, please refer to the tables on the following pages.

David T. Hamamoto, chairman and chief executive officer, commented, “The discounted payoff of our secured bank debt during the second quarter significantly reduced our recourse debt maturities by over $300 million and increased our book value by $58 million. The repayment increased NorthStar’s financial flexibility and provides us greater opportunity to capitalize on investments uniquely available through our platform.”

Mr. Hamamoto continued, “Our July acquisition of a $1.1 billion commercial real estate CDO from CapitalSource consisting primarily of first mortgage loans for total consideration of $7 million is a very attractive investment opportunity. NorthStar was able to access and close on this deal because of our broad investment platform and experience in managing commercial real estate loans and complicated CDO financing structures.  The fees related to the CDO over the next few years should cover our acquisition cost, and the possibility of eventually restoring cash distributions to the equity notes by applying intensive credit management creates very attractive upside potential.”

Investment Summary

During the second quarter 2010, NorthStar funded $5 million relating to prior period loan commitments and received $96 million of loan repayments, including $23 million related to partial loan payoffs and $73 million related to the sale of three loans having a $93 million aggregate unpaid principal balance, representing a 22% discount to par. NorthStar acquired, during the second quarter 2010, $32 million of securities having a par amount of $52 million and having an average BBB-/Baa3 credit rating and received $76 million of proceeds from sales of securities. In addition, Northstar repurchased $36 million of its issued CDO bonds for $7 million, representing an 81% discount to par. NorthStar sold a leasehold interest comprised of retail space located in New York City for approximately $3.3 million and realized a gain on sale of approximately $2.5 million.  No net lease properties were acquired during the second quarter 2010.

NorthStar had approximately $6.5 billion of assets under management at June 30, 2010 based on book value (exclusive of the related reserve amounts) of loans, par of securities, and purchase prices of owned real estate assets.

Financing and Liquidity

On June 30, 2010, NorthStar fully repaid the approximately $304 million outstanding balance of its recourse secured term loans with Wells Fargo for $208 million in cash.  As part of the payoff, NorthStar granted Wells Fargo a $35 million participation interest in a Eurodollar —denominated mezzanine loan collateralized by a German retail portfolio and warrants to purchase two million shares of NorthStar’s common stock at $7.60 per share, exercisable immediately through June 30, 2020. This discounted payoff generated a net $58 million gain during the second quarter.  The payoff reduced 2012 corporate debt maturities to approximately $68 million from $372 million, and eliminated $75 million of total amortization payments due the lender in advance of the debt’s maturity date. The weighted-average cost of NorthStar’s on-balance sheet debt was 2.62% at June 30, 2010.

Total available liquidity at June 30, 2010 was approximately $120 million, including $109 million of unrestricted cash and cash equivalents, and $11 million of uninvested and available cash in NorthStar’s CDO financings. At June 30, 2010 NorthStar’s only unrestricted cash needs relating to non-discretionary future funding obligations associated with existing loan commitments totaled approximately $4 million.

Risk Management

At June 30, 2010, NorthStar had two loans on non-performing loan (NPL) status having a $50 million aggregate outstanding principal balance, representing 2.7% of total loan assets.  During the second quarter 2010 no loans were added to NPL status, and three loans having outstanding principal balances totaling $35 million were removed from the list.  Two of the loans having maturity defaults but fully covering their debt service had their maturities extended, and one loan having a $14 million outstanding principal balance was sold for its $9 million net book value.  NorthStar designates a loan as non-performing at such time as the loan becomes 90 days delinquent on contractual debt service payments or the loan has a maturity default.

During the second quarter 2010, NorthStar recorded $57 million of credit loss provisions relating to eight loans. The second quarter 2010 credit loss provision includes $8 million relating to a $40 million first mortgage hotel loan that was sold during quarter. In addition, NorthStar sold two loans for net proceeds approximately equal to their $41 million aggregate net book value during the second quarter. During the second quarter 2010, NorthStar also foreclosed on an $18 million first mortgage loan backed by office collateral located in Philadelphia, PA and recorded an impairment on operating real estate relating to the foreclosed asset of approximately $1 million. NorthStar had recorded credit loss provisions of approximately $9 million in prior quarters related to the loan.  As of June 30, 2010, loan loss reserves totaled $136 million, or 7.3% of total loans, related to 11 loans having an aggregate $346 million book value (exclusive of the related reserve).

NorthStar’s securities portfolio had two upgrade actions for $14 million and 761 downgrades representing $0.7 billion of securities during the second quarter 2010.  NorthStar reports all current rating actions issued by each agency independently of actions issued during prior quarters. As of June 30, 2010 the average credit rating of NorthStar’s real estate securities was BB-/Ba3, with approximately 58% having a vintage prior to 2006 based on the face value of the securities. During the second quarter 2010, S&P downgraded several classes of notes issued by N-Star II, IV, and VI, three of NorthStar’s CDO financings. In addition, S&P and Moody’s downgraded several classes of notes issued by N-Star IX, one of NorthStar’s CDO financings that are primarily backed by real estate securities. Rating agency actions associated with NorthStar’s issued CDO financings have no impact on the payment terms of such debt.

As of June 30, 2010, NorthStar’s net lease portfolio was 89% leased and net lease assets have a 7.1-year weighted average remaining lease term.  For more information regarding the core net lease assets (exclusive of healthcare net leased real estate), please refer to the tables on the following pages.

During the second quarter 2010 NorthStar acquired for $1 million the remaining 51% interest held by our former partner in a previously non-consolidated taxable REIT subsidiary which is the lessee of 34 senior housing properties owned by NorthStar.  NorthStar now owns 100% of the subsidiary and consolidates the operations of these properties.  The consolidation increased second quarter 2010 revenues and operating expenses by approximately $13 million and $10 million respectively, and decreased equity in earnings of unconsolidated ventures by approximately $3 million.

Andrew C. Richardson, chief financial officer and treasurer, commented, “In July the $1.1 billion registration statement for our registered non-traded REIT, NorthStar Real Estate Investment Trust. Inc. was declared effective by the SEC and we expect to begin raising capital in this NorthStar-advised REIT by the fourth quarter 2010.  In the meantime, we continue to raise equity capital via a Reg. D offering in a separate advised REIT and believe that our capital raising in the non-traded REIT market will coincide with the availability of exceptional investment opportunities caused by the deep economic slump.”

Stockholder’s Equity and Dividends

At June 30, 2010, NorthStar had 82,353,071 total common shares and operating partnership units outstanding, and $73 million of non-controlling interest relating to its operating partnership. Book value per diluted common share was $15.73 at June 30, 2010. Exclusive of all unrealized mark-to-market adjustments, credit loss reserves, impairment charges on real estate owned, and accumulated depreciation and amortization, book value at June 30, 2010 would be $7.60 per diluted common share. For a calculation of book value per diluted common share, please refer to the table on the following pages.

On July 20, 2010, NorthStar announced that its Board of Directors declared a dividend of $0.10 per share of common stock, payable with respect to the quarter ended June 30, 2010.  The dividend will be paid on August 16, 2010 to shareholders of record as of the close of business on August 6, 2010.

Subsequent Events

On July 8, 2010, NorthStar purchased from CapitalSource Inc. for approximately $7 million collateral management and special servicing rights, and the below investment grade notes of an approximately $1.1 billion collateralized debt obligation (CDO) consisting primarily of first mortgage loans on commercial real estate. This CDO had approximately $104 million cash available for investment at the acquisition date and was failing its overcollateralization coverage test.  At closing, the CDO had 58 loans with a $1.1 billion total outstanding principal balance and 11 of the loans having an aggregate $164 million principal balance were non-performing.  Approximately 99% of the loans are first mortgages, and the weighted average stated coupon, based on 0.29% LIBOR, was approximately 4.90%.  The CDO has $1.0 billion of issued and outstanding notes having a weighted-average yield of 1.54%.

Earnings Conference Call

NorthStar will hold a conference call to discuss second quarter 2010 financial results on Thursday August 5, 2010, at 10:00 AM Eastern time. Hosting the call will be David Hamamoto, chairman, president and chief executive officer, and Andrew Richardson, chief financial officer and treasurer.  The Company will post on its website, www.nrfc.com, a June 30, 2010 update to its corporate presentation.

The call will be webcast live over the Internet from NorthStar’s website, www.nrfc.com, and will be archived on the Company’s website.  The call can also be accessed live over the phone by dialing 877-941-0843 or for international callers, by dialing 480-629-9643.

A replay of the call will be available one hour after the call through Thursday August 12, 2010 by dialing 800-406-7325 or 303-590-3030 for international callers, using pass code 4330777.

About NorthStar Realty Finance Corp.

NorthStar Realty Finance Corp. is a finance REIT that primarily originates and invests in commercial real estate debt, real estate securities and net lease properties.  For more information about NorthStar Realty Finance Corp., please visit www.nrfc.com.

NorthStar Realty Finance Corp.

Consolidated Statements of Operations

($ in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Revenues and other income:
Interest income	$60,721	$35,749	$118,296	$72,530
Interest income — related parties	300	4,443	921	8,950
Rental and escalation income	33,884	21,928	55,257	46,689
Advisory and management fee income — related parties	464	1,808	982	3,499
Commission income	372	—	372	—
Other revenue	192	177	1,247	345
Total revenues	95,933	64,105	177,075	132,013
Expenses:
Interest expense	35,727	30,899	67,712	63,997
Real estate properties — operating expenses	10,765	2,711	12,366	4,761
Asset management fees — related parties	16	840	466	1,677
Commission expense	278	—	278	—
Impairment on operating real estate	1,180	—	1,180	—
Provision for loan losses	56,941	17,000	93,257	38,462
General and administrative:
Salaries and equity-based compensation (1)	12,313	11,235	28,845	22,845
Auditing and professional fees	2,523	2,264	5,463	4,518
Other general and administrative	5,924	3,461	9,936	7,027
Total general and administrative	20,760	16,960	44,244	34,390
Depreciation and amortization	8,351	16,779	16,760	30,990
Total expenses	134,018	85,189	236,263	174,277
(Loss) from operations	(38,085)	(21,084)	(59,188)	(42,264)
Equity in earnings/(loss) of unconsolidated ventures	4,866	159	6,215	(4,259)
Unrealized (loss)/gain on investments and other	(6,397)	(616)	(8,240)	90,045
Realized gain on investments and other	81,538	23,283	82,971	60,196
Income from continuing operations	41,922	1,742	21,758	103,718
Income from discontinued operations	123	727	183	1,482
Gain on sale from discontinued operations	2,528	—	2,528	—
Consolidated net income	44,573	2,469	24,469	105,200
Less: net income attributable to the non-controlling interests	(7,357)	(1,490)	(6,945)	(14,355)
Preferred stock dividends	(5,231)	(5,231)	(10,463)	(10,463)
Net income/(loss) attributable to NorthStar Realty Finance Corp. common stockholders	$31,985	$(4,252)	$7,061	$80,382
Net income/(loss) per common share attributable to NorthStar Realty Finance Corp. common stockholders (basic/diluted)	$0.42	$(0.06)	$0.09	$1.22
Weighted average number of shares of common stock:
Basic	76,407,339	67,353,541	76,579,403	65,964,065
Diluted	82,279,682	75,049,690	82,305,725	73,660,271

(1) The three months ended June 30, 2010 and 2009 include $4,181 and $5,320 respectively, of equity-based compensation expense.  The six months ended June 30, 2010 and 2009 include $9,239 and $10,464 respectively, of equity-based compensation expense. The six months ended June 30, 2010 includes $3,583 of cash compensation expense and $1,014 of equity based compensation expense relating to a separation and consulting agreement with a former executive.

NorthStar Realty Finance Corp.

Consolidated Balance Sheets

($ in thousands)

	June 30,	December 31,
	2010	2009
	(unaudited)
ASSETS:
Cash and cash equivalents	$109,081	$138,928
Restricted cash (includes $127,642 and $74,453 from consolidated VIEs, respectively)	175,313	129,180
Operating real estate — net (includes $8,000 and $- from consolidated VIEs, respectively)	960,340	978,902
Available for sale securities, at fair value (includes $1,265,078 and $283,184 from consolidated VIEs, respectively)	1,317,564	336,220
Real estate debt investments, net (includes $1,513,928 and $1,356,038 from consolidated VIEs, respectively)	1,692,282	1,936,482
Real estate debt investments, held-for-sale	—	611
Investments in and advances to unconsolidated ventures	25,739	38,299
Receivables, net of allowance of $117 in 2010 and $1,349 in 2009 (includes net $18,102 and $7,421 from consolidated VIEs, respectively)	23,880	17,912
Unbilled rents receivable	9,506	10,206
Derivative instruments, at fair value (includes $35 and $- from consolidated VIEs, respectively)	35	—
Deferred costs and intangible assets, net	52,619	57,551
Assets of properties held for sale	4,134	—
Other assets (includes $3,092 and $2,888 from consolidated VIEs, respectively)	26,363	25,273
Total assets	$4,396,856	$3,669,564

LIABILITIES:
Mortgage notes and loans payable	794,709	795,915
Exchangeable senior notes	126,426	125,992
Bonds payable, at fair value (includes $1,339,750 and $584,615 from consolidated VIEs, respectively)	1,339,750	584,615
Secured term loans	60,304	368,865
Liability to subsidiary trusts issuing preferred securities, at fair value	145,863	167,035
Obligations under capital leases	74	3,527
Accounts payable and accrued expenses (includes $5,795 and $1,631 from consolidated VIEs, respectively)	30,771	30,071
Escrow deposits payable (includes $48,265 and $28,608 from consolidated VIEs, respectively)	49,126	39,461
Derivative liability, at fair value (includes $148,143 and $46,187 from consolidated VIEs, respectively)	180,510	67,044
Liabilities of properties held for sale	1,971	—
Other liabilities (includes $360 and $358 from consolidated VIEs, respectively)	26,257	28,399
Total liabilities	2,755,761	2,210,924

EQUITY:
NorthStar Realty Finance Corp. Stockholders’ Equity:
8.75% Series A preferred stock, $0.01 par value, $25 liquidation preference per share, 2,400,000 shares issued and outstanding at June 30, 2010 and December 31, 2009, respectively	57,867	57,867
8.25% Series B preferred stock, $0.01 par value, $25 liquidation preference per share, 7,600,000 shares issued and outstanding at June 30, 2010 and December 31, 2009, respectively	183,505	183,505
Common stock, $0.01 par value, 500,000,000 shares authorized, 77,118,834 and 74,882,600 shares issued and outstanding at June 30, 2010 and December 31, 2009, respectively	771	749
Additional paid-in capital	698,735	662,805
Retained earnings	574,857	460,915
Accumulated other comprehensive loss	(51,783)	(92,670)
Total NorthStar Realty Finance Corp. Stockholders’ Equity	1,463,952	1,273,171
Non-controlling interest	177,143	185,469
Total equity	1,641,095	1,458,640
Total liabilities and stockholders’ equity	$4,396,856	$3,669,564

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009
Funds from Operations:
Income from continuing operations	$41,922	$1,742	$21,758	$103,718
Non-controlling interest in joint ventures	(4,965)	(1,976)	(6,927)	(4,440)
Consolidated net income/(loss) before non-controlling interest in operating partnership	36,957	(234)	14,831	99,278
Adjustments:
Preferred stock dividends	(5,231)	(5,231)	(10,463)	(10,463)
Depreciation and amortization	8,351	16,779	16,760	30,990
Funds from discontinued operations	135	1,330	318	2,688
Real estate depreciation and amortization — unconsolidated ventures	237	247	474	494
Funds from Operations	40,449	12,891	$21,920	$122,987

Adjusted Funds from Operations:
Funds from Operations	$40,449	$12,891	$21,920	$122,987
Straight-line rental income, net	(361)	(699)	(907)	(1,171)
Straight-line rental income and fair value lease revenue, unconsolidated ventures	(19)	(25)	(45)	(57)
Amortization of equity-based compensation	4,181	5,320	9,239	10,464
Amortization of above/below market leases	(214)	163	(478)	(162)
Unrealized (gains)/losses from mark-to-market adjustments	(12,926)	(3,847)	(33,777)	(98,410)
Unrealized (gains)/losses from mark-to-market adjustments, unconsolidated ventures	2,731	5,728	3,357	8,493
Adjusted Funds from Operations	$33,841	$19,531	$(691)	$42,144

FFO per share of common stock	$0.49	$0.17	$0.27	$1.67
AFFO per share of common stock	$0.41	$0.26	$(0.01)	$0.57

Non-GAAP Financial Measures

Included in this press release are certain “non-GAAP financial measures,” which are measures of NorthStar’s historical or future financial performance that are different from measures calculated and presented in accordance with accounting principles generally accepted in the United States, or U.S. GAAP, within the meaning of applicable SEC rules. These include: (i) Funds From Operations; (ii) Adjusted Funds From Operations; (iii) Return on Average Common Book Equity; and (iv) Return on Average Common Book Equity by business line. The following discussion defines these terms, which NorthStar believes can be useful measures of its performance.

Funds from Operations (FFO) and Adjusted Funds from Operations (AFFO)

Management believes that funds from operations, or FFO, and adjusted funds from operations, or AFFO, each of which are non-GAAP measures, are additional appropriate measures of the operating performance of a REIT and NorthStar in particular. We compute FFO in accordance with the standards established by the National Association of Real Estate Investment Trusts (NAREIT), as net income or loss (computed in accordance with GAAP), excluding gains or losses from sales of depreciable properties, the cumulative effect of changes in accounting principles, real estate-related depreciation and amortization, and after adjustments for unconsolidated/uncombined partnerships and joint ventures. AFFO, as defined by NAREIT, is a computation made by analysts and investors to measure a real estate company’s cash flow generated by operations.

NorthStar calculates AFFO by subtracting from or adding to FFO:

•                  normalized recurring expenditures that are capitalized by NorthStar and then amortized, but which are necessary to maintain NorthStar’s properties and revenue stream, e.g., leasing commissions and tenant improvement allowances;

•                  an adjustment to reverse the effects of the straight-lining of rents and fair value lease revenue;

•                  the amortization or accrual of various deferred costs including intangible assets and equity-based compensation; and

•                  an adjustment to reverse the effects of non-cash unrealized gains/(losses).

NorthStar’s calculation of AFFO differs from the methodology used for calculating AFFO by certain other REITs and, accordingly, our AFFO may not be comparable to AFFO reported by other REITs.

Neither FFO nor AFFO is equivalent to net income or cash generated from operating activities determined in accordance with U.S. GAAP. Furthermore, FFO and AFFO do not represent amounts available for management’s discretionary use because of needed capital replacement or expansion, debt service obligations or other commitments or uncertainties. Neither FFO nor AFFO should be considered as an alternative to net income as an indicator of NorthStar’s operating performance or as an alternative to cash flow from operating activities as a measure of NorthStar’s liquidity.

Return on Average Common Book Equity

NorthStar calculates return on average common book equity (“ROE”) on a consolidated basis and for each of NorthStar’s major business lines.  NorthStar believes that ROE provides investors and management with a good indication of the performance of the Company and its business lines because it provides the best approximation of cash returns on common equity invested.  Management also uses ROE, among other factors, to evaluate profitability and efficiency of equity capital employed, and as a guide in determining where to allocate capital within its business.  ROEs may fluctuate from quarter to quarter based upon a variety of factors, including the timing and amount of investment fundings, repayments and asset sales, capital raised and leverage used, and the yield on investments funded.

NorthStar urges investors to carefully review the GAAP financial information included as part of the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and quarterly earnings releases.

Return on Average Common Book Equity (including and excluding G&A)

($ in thousands)

	Three Months
	Ended
	June 30, 2010		Annualized (2)
Adjusted Funds from Operations (AFFO)	$33,841		$135,364	(A)
Plus: General & administrative expenses	20,760
Less: Equity-based compensation included in G&A	4,181

AFFO, excluding G&A	50,420		201,680	(B)

Average Common Book Equity & Operating Partnership Non-Controlling Interest (1)	$1,280,959	(C)

Return on Average Common Book Equity (including G&A)	10.6	% (A)/(C)
Return on Average Common Book Equity (excluding G&A)	15.7	% (B)/(C)

(1)

Average Common Book Equity & Operating Partnership Non-Controlling Interest computed using beginning and ending of period balances. ROE will be impacted by the timing of new investment closings and repayments during the quarter.

(2)	Annualized numbers are calculated by taking the current quarter amounts and multiplying by four.

Return on Average Common Book Equity by Business Segment (Pre-G&A)

Including and Excluding Mark-to-Market Adjustments, Credit Loss Reserves, Impairment Charges, and Accumulated Depreciation and Amortization

($ in thousands)

	Lending	Securities	Healthcare Net Lease	Core Net Lease	Corporate / Other (1)	Total
AFFO, Pre-G&A	$10,812	$28,975	$2,786	$1,574	$6,273	$50,420
Annualized (A)	43,248	115,900	11,144	6,296	25,092	201,680
Average common book equity and operating partnership non-controlling interest (B) (2)	$764,058	$285,858	$27,229	$44,972	$158,842	$1,280,959
Allocated cumulative mark-to-market adjustments for assets, liabilities and interest rate swaps	(436,093)	(208,644)	(38,144)	(43,028)	(37,020)	(762,929)
Accumulated depreciation and amortization	—	—	60,271	63,144	—	123,415

Average common book equity and operating partnership non-controlling interest excluding mark-to-market adjustments, credit loss reserves and impairment charges, and accumulated depreciation and amortization (C) (2)	$327,965	$77,214	$49,356	$65,088	$121,822	$641,445

ROE, Net (A/B)	5.7%	40.5%	40.9%	14.0%	15.8%	15.7%
ROE, Gross (A/C)	13.2%	150.1%	22.6%	9.7%	20.6%	31.4%

(1)	Corporate / other average common book equity and operating partnership non-controlling interest includes $109 million of unrestricted cash.
(2)

Average common book equity & operating partnership non-controlling interest computed using beginning and ending of period balances. ROE will be impacted by the timing of new investment closings and repayments during the quarter.

Management Fees From NorthStar CDO Financings at June 30, 2010

($ in thousands)

					Annualized
	Fee - Based	Annual Management Fee %			Management Fee
	Assets	Senior	Subordinate	Total	Revenue
N-Star I (1)	$270,347	0.15%	0.20%	0.35%	$946
N-Star II (1)	278,078	0.15%	0.20%	0.35%	973
N-Star III (1)	417,008	0.15%	0.20%	0.35%	1,460
N-Star IV	455,500	0.15%	0.20%	0.35%	1,594
N-Star V (1)	584,271	0.15%	0.20%	0.35%	2,045
N-Star VI	485,049	0.15%	0.25%	0.40%	1,940
N-Star VII	646,181	0.15%	0.20%	0.35%	2,262
N-Star VIII	985,464	0.15%	0.25%	0.40%	3,942
N-Star IX (2)	787,512	0.15%	0.25%	0.40%	3,150

Total	$4,909,410				$18,312

(1)	As of January 1, 2010 the CDOs are consolidated and NorthStar has elected the fair value option for the available for sale securities and bonds payable.
(2)	As of June 30, 2010, N-Star IX is owned by the NorthStar Real Estate Securities Opportunity Fund. NorthStar directly receives 31% of the management fees related to N-Star IX.

NorthStar CDO Financings Cash Distributions and Coverage Test Summary

($ in thousands)

			Quarterly
		Cash Distributions (1)	Interest Coverage	Overcollateralization
	Primary	Quarter Ended	Cushion (2)	Cushion
	Collateral	June 30,	June 30,	June 30,	At
	Type	2010	2010	2010	Offering

N-Star I (3)	CMBS	$314	$129	$4,377	$8,687
N-Star II	CMBS	20	137	82	10,944
N-Star III	CMBS	2,123	1,644	34,430	13,610
N-Star IV	Loans	2,006	2,828	91,339	19,808
N-Star V	CMBS	1,636	2,374	40,232	12,940
N-Star VI	Loans	708	3,684	49,496	17,412
N-Star VII	CMBS	2,200	1,513	29,300	13,966
N-Star VIII	Loans	3,659	5,803	130,421	42,193
N-Star IX (4)	CMBS	1,776	1,538	64,589	24,516

Table shows cash distributions to the retained income notes. Interest coverage and overcollateralization coverage to the most constrained class.

(1) Cash distributions are exclusive of senior management fees which are not subject to the coverage tests.

(2) Quarterly interest cushion and overcollateralization cushions from remittance report issued on date nearest to June 30, 2010, with the exception of CDOs IV, VI, and VIII which have been updated to reflect material changes to collateral as of June 30, 2010.

(3) N-Star I equity cash flow represent NorthStar’s 83% ownership percentage.

(4) As of June 30, 2010, NorthStar indirectly owns approximately 31% of N-Star IX income notes through its interest in the Securities Fund.

CMBS Vintages Under Management

($ in thousands)

	$	%	Cumulative
1996	$133	0.0%	0.0%
1997	40,811	2.0%	2.0%
1998	85,711	4.1%	6.1%
1999	30,456	1.6%	7.7%
2000	115,610	5.5%	13.2%
2001	88,826	4.2%	17.4%
2002	67,717	3.2%	20.6%
2003	121,018	5.8%	26.4%
2004	283,310	13.6%	40.0%
2005	374,570	17.8%	57.8%
2006	465,946	22.3%	80.1%
2007	256,633	12.3%	92.4%
2008	90,540	4.3%	96.7%
2009	69,076	3.3%	100.0%
Total	$2,090,357	100.0%

Securities Fund	673,320

Total CMBS	$2,763,677

Credit Ratings Distribution of Securities Under Management

($ in thousands)

	$	%
AAA	$90,336	3.6%
AA	42,247	1.7%
A	210,477	8.3%
BBB	717,759	28.4%
BB	474,084	18.9%
B	429,441	17.0%
CCC	213,104	8.4%
CC	154,386	6.1%
C	115,889	4.6%
Below C	76,879	3.0%
Total	$2,524,602	100.0%

Securities Fund	806,587

Total Securities	$3,331,189

Assets Under Management at June 30, 2010

($ in thousands)

	$	%
Investment grade securities	$1,222,181	19.0%
First mortgage (1)	1,026,183	15.9%
Investment grade net lease (2)	161,845	2.5%
Non-investment grade securities	2,109,008	32.7%
Mezzanine and other subordinate loans (3)	957,208	14.8%
Non-investment grade net lease (2)	976,660	15.1%
Total	$6,453,085	100.0%

(1)	Includes $241 million of junior participations in first mortgages.
(2)	Net lease amounts prior to accumulated depreciation and impact of purchase price allocations.
(3)	Includes $40 million of equity investments primarily related to real estate loans, equity investments, and real estate owned assets.

Second Quarter Funded Securities Investment Statistics

($ in thousands)

Amount Invested (1)

CMBS	$28,265
REIT Debt	2,429
CDO Debt	1,280

Total Securities	$31,974

(1) Par amount was $52 million.

Book Value Rollforward

($ in thousands, except per share data)

	$	Per Share
Common book value at March 31, 2010 (diluted)	$1,266,358	$15.40

Net income to common shareholders and non-controlling interest, excluding non-cash mark-to-market items included in net income	24,181	0.29

Mark-to-market adjustments included in net income:
Securities fund	(2,731)	(0.03)
CDO notes	(86,579)	(1.05)
Trust preferred debt	44,982	0.55
Securities and investments held at market value	86,433	1.05
Swaps and other hedges	(31,910)	(0.39)

Mark-to-market adjustments in other comprehensive income and non-controlling interest:
Effective hedges	(1,182)	(0.01)
Available-for-sale securities	(94)	(0.00)

Common dividends	(8,223)	(0.10)

Accretion/(dilution) from additional shares issued during quarter (1)	4,324	0.02
Total net increases/(decreases)	29,201	0.33

Common book value at June 30, 2010 (diluted) (2)	$1,295,559	$15.73

(1) Primarily relates to amortization of LTIP shares and issuance of common shares from DRIP and DSPP. Per share dilution as a result of common shares issued.

(2) Cumulative net mark-to-market adjustments total a positive $948.9 million ($11.52 per diluted share), credit loss reserves and impairment charges on real estate owned total a negative $146.6 million ($1.78 per diluted share) and accumulated real estate depreciation and amortization total a negative $132.9 million ($1.61 per diluted share) as of June 30, 2010. Excluding all mark-to-market adjustments, credit loss reserves and impairment charges, and accumulated depreciation and amortization would result in a $7.60 diluted book value per common share at June 30, 2010.

NRFC NNN Holdings, LLC Portfolio Summary

($ in thousands)

				Years				Acquisition
Date			Square	Net	Acquisition		Existing	Cost less
Acquired	Tenant or Guarantor of Tenant	Location/MSA	Feet	Lease (1)	Cost (2)		Debt	Debt

Oct-2004	ALGM Portfolio - Various (3) (4)	Two properties in New York, NY	25,165	1.0-6.0	$7,710	(5)	$0	$7,710
Nov-2007	Alliance Data Systems Corp.	Columbus, OH	199,112	7.4	33,826		23,377	10,449
Mar-2007	Citigroup, Inc.	Fort Mill, SC/Charlotte	165,000	10.3	34,303		30,314	3,989
Jun-2007	Landis Logistics (6)	Reading, PA	609,000	6.5	28,473		18,776	9,697
Jun-2006	Covance, Inc.	Indianapolis, IN	333,600	15.5	34,519		27,966	6,553
Feb-2007	Credence Systems Corp.	Milpitas, CA/San Jose	178,213	6.7	30,144		21,875	8,269
Sep-2006	Dick’s Sporting Goods, Inc. / PetSmart, Inc. (4)	9 properties	467,971	5.6-14.2	64,503		48,119	16,384
Sep-2005	Electronic Data Systems Corp.	2 in MI / 1 in CA / 1 in PA	387,842	5.3	62,718		46,599	16,118
Dec-2005	Cincom Systems, Inc. (7)	Springdale, OH/Cincinnati	486,963	11.5	69,341		52,491	16,850
Aug-2005	GSA - U.S. Department of Agriculture	Salt Lake City, UT	117,553	1.8	22,424		15,267	7,157
Jul-2006	Northrop Grumman Space & Mission Systems Corp. (8)	Aurora, CO/Denver	183,529	5.0	43,625		33,742	9,883
Mar-2006	Party City Corp. (Amscan) / Lerner Enterprises, Inc.	Rockaway, NJ/ Northern NJ	121,038	4.9-7.1	21,955		17,002	4,953
Feb-2006	Quantum Corporation (9)	Colorado Springs, CO	406,207	0.7-10.7	27,635		18,042	9,593

Total NRFC NNN Holdings, LLC Portfolio			3,681,193	7.3	$481,176		$353,570	$127,606

(1)	Remaining lease terms as of June 30, 2010. Total represents weighted average based on acquisition cost.
(2)	Acquisition cost does not include purchase price allocations.
(3)

On May 18, 2010, a 10,800 square foot property in the portfolio sold for $3.3 million, and the proceeds are being held for use in aquiring a suitable replacement property. In addition, an agreement between NorthStar and a private party is in place for the sale of a 17,655 square foot property in the portfolio, which is expected to close in the third quarter 2010.

(4)	The two ALGM portfolio properties, and six of ten Dick’s Sporting Goods, Inc. / PetSmart, Inc. properties are ground lease interests.
(5)

The two ALGM properties were owned by NorthStar’s predecessor prior to NorthStar’s initial public offering. The value in acquisition cost column reflects the undepreciated book value when the properties were transferred to a subsidiary of NRFC NNN Holdings, LLC at the time of NorthStar’s initial public offering (10/29/04).

(6)	Landis Logistics commenced a seven year lease on January 5, 2010 for 105,000 square feet.
(7)	As of March 15 , 2010, General Electric Co. vacated approximately 312,409 square feet of space.
(8)	The Northrop Grumman Space & Mission Systems Corp. property is financed with a $32.8 first mortgage with a third party and a $0.9 million mezzanine loan held by a consolidated NorthStar entity.
(9)	Dollar amounts shown are 50% of total values, representing NRFC NNN Holding’s, LLC subsidiary’s 50% interest in a joint venture with an institutional investor.

Portfolio Cash Flow and Tenant Credit Profile

($ in thousands)

	Three Months Ended June 30, 2010				Primary Tenant
				NOI Less			Actual
Tenant or Guarantor of Tenant	Base Rent	NOI	Debt Service	Debt Service	Market Cap (1)		Credit Rating
					mixed tenants
ALGM Portfolio - Various	$499	$305	—	$305
Alliance Data Systems Corp.	582	581	(455)	126	$3,166		not rated
Citigroup, Inc.	525	524	(501)	22	108,948		A/A3
Landis Logistics (2)	67	(57)	(333)	(390)	N/A	(3)	not rated
Covance, Inc.	608	607	(518)	90	3,354		not rated (4)
Credence Systems Corp.	674	657	(447)	210	441		not rated
Dick’s Sporting Goods, Inc. / PetSmart, Inc.	1,285	1,246	(974)	271	2,939		not rated (5)
Electronic Data Systems Corp.	1,371	1,341	(825)	516	13,900		not rated (6)
Cincom Systems, Inc. (7)	578	574	(862)	(288)	N/A	(3)	not rated
GSA - U.S. Department of Agriculture	579	463	(303)	160	N/A		implied AAA
Northrop Grumman Space & Mission Systems Corp.	814	814	(701)	113	17,521		BBB+/Baa1
Party City Corp. (Amscan) / Lerner Enterprises, Inc.	439	439	(304)	135	362	(8)	B/B2 (9)
Quantum Corporation (50%)	624	622	(322)	299	432		B-/B3

Total	$8,645	$8,116	(6,546)	$1,570

(1)	Based on information from Bloomberg at close of market on June 30, 2010.
(2)	Landis Logistics lease includes first four months full rent abatement and four additional months of half rent abatement in the first year of the lease.
(3)	Privately-held company, market capitalization information is not publicly disclosed.
(4)	Covance has a $1.4 billion net worth and no long-term debt according to its March 31, 2010 financial statements.
(5)	PetSmart, Inc. is rated BB by S&P.
(6)	In August 2008, Hewlett-Packard Co. purchased Electronic Data Systems for $13.9 billion. During the first quarter of 2010, ratings for EDS were withdrawn.
(7)	As of March 15 , 2010, General Electric Co. vacated approximately 312,409 square feet of space. GE’s quarterly base rent had been $771,000.
(8)	In December 2005, Amscan Holdings, Inc. (controlled by Berkshire Partners and Weston Presidio) purchased Party City for $362 million.
(9)	The Party City Corp. lease is guaranteed by Amscan Holdings, Inc. which has a B/B2 credit rating by S&P and Moody’s, respectively.

Safe Harbor Statement

Certain items in this press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and beliefs and are subject to a number of trends and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements; NorthStar Realty can give no assurance that its expectations will be attained. Factors that could cause actual results to differ materially from NorthStar Realty’s expectations include, but are not limited to changes in economic conditions generally and the real estate and bond markets specifically, legislative or regulatory changes (including changes to laws governing the taxation of REITs), availability of capital, interest rates and interest rate spreads, policies and rules applicable to REITs, the continued service of key management personnel, the effect of competition in the real estate finance industry, the costs associated with compliance and corporate governance, including the Sarbanes-Oxley Act and related regulations and requirements, and other risks detailed from time to time in NorthStar Realty’s SEC reports. Factors that could cause actual results to differ materially from those in the forward-looking statements will be specified in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009. Such forward-looking statements speak only as of the date of this press release. NorthStar Realty expressly disclaims any obligation to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in its expectations with regard thereto or change in events, conditions or circumstances on which any statement is based.

Contact:

Investor Relations

Joe Calabrese

(212) 827-3772